Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-144126 and 333-207916 on Form S-3 and Registration Statement Nos. 333-199744, 333-194481, 333-187123, 333-180037, 333-173204, 333-173203, 333-165781, 333-165780, 333-157974, 333-157972, 333-152014, 333-152013, and 333-130983 on Form S-8 of our reports dated February 29, 2016, relating to the consolidated financial statements and financial statement schedule of AtriCure, Inc. and subsidiaries, and the effectiveness of AtriCure, Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of AtriCure, Inc. and subsidiaries for the year ended December 31, 2015.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio

February 29, 2016